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                                                                      EXHIBIT 11

                              POLYMER GROUP, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)

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
                                      Three Months Ended     Nine Months Ended
                                     --------------------- ---------------------
                                     October 2, October 3, October 2, October 3,
                                        1999       1998       1999       1998
                                     ---------- ---------- ---------- ----------
Net income.........................    $8,203     $6,243    $22,680    $12,050
                                       ======     ======    =======    =======
Common shares:
Weighted average shares outstanding
 during the period--shares used for
 basic earnings per share..........    32,000     32,000     32,000     32,000
Shares issuable under stock options
 which are potentially dilutive....        30        --           6        --
                                       ------     ------    -------    -------
Shares used for diluted earnings
 per share.........................    32,030     32,000     32,006     32,000
                                       ======     ======    =======    =======
Net income per common share--basic.    $ 0.26     $ 0.20    $  0.71    $  0.38
                                       ======     ======    =======    =======
Net income per common share--
 diluted...........................    $ 0.26     $ 0.20    $  0.71    $  0.38
                                       ======     ======    =======    =======
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